EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128387, 333-115611, 333-84134, 333-37964, 333-52896 and 333-110060; Form S-4 Nos. 333-43674, 333-82593 and 333-120330; and Form S-8 Nos. 333-108291, 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442, 333-112495, 333-115447 and 333-115611) of Invitrogen Corporation and in the related Prospectuses of our reports dated February 23, 2006, with respect to: (1) the consolidated financial statements and schedule of Invitrogen Corporation, and (2) Invitrogen Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Invitrogen Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Our audits also included the financial statement schedule of Invitrogen Corporation listed in Item 15(c). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 23, 2006, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

San Diego, California

February 23, 2006